Exhibit 99.1

FOR RELEASE: CONTACT:	Immediately Lara Mahoney Vice President, Investor Relations & Corporate Communications 440.204.9985 mobile Lara.Mahoney@nordson.com	Nordson Corporation 28601 Clemens Road Westlake, Ohio 44145 USA

Nordson Corporation Announces Business Realignment and Leadership Appointments

Westlake, Ohio, USA – March 30, 2020 – Nordson Corporation (Nasdaq: NDSN) today announced a strategic business realignment that will position the company for its next chapter of profitable growth. The company will reorganize into two businesses: Industrial Precision Solutions (IPS) led by Gregory P. Merk, Executive Vice President, and Advanced Technology Solutions (ATS) led by Jeffrey A. Pembroke, Executive Vice President.

Sundaram Nagarajan, President and Chief Executive Officer, said, “Our executive leadership team has been meeting daily to manage our company’s response to COVID-19. We are taking the right actions to protect the health and safety of our employees and meet the needs of our customers. While we remain focused on managing this dynamic situation, I am equally committed to moving this organization forward and making progress toward our long-term vision. The greatest opportunity for Nordson is profitable growth. We have a solid foundation, and the opportunity is in how we add to this great company. This realignment will make us more agile in accomplishing our long-term strategic priorities of accelerating organic growth, diversifying through acquisition, leveraging the Nordson Business System and focusing on talent development.”

Industrial Precision Solutions (IPS)

The new IPS business combines Nordson’s Adhesive Dispensing Systems (ADS) and Industrial Coating Systems (ICS) businesses. IPS will combine the technology synergies between ADS and ICS to deliver proprietary dispensing and processing technology, both standard and highly-customized equipment, to diverse end markets. Product lines for both ADS and ICS commonly reduce material consumption, increase line efficiency, and enhance product brand and appearance. Components are used for dispensing adhesives, coatings, paint, finishes, sealants and other materials. This business primarily serves the industrial, consumer durables and non-durables markets. In fiscal 2019, ADS and ICS had combined revenues of approximately $1.2 billion.

Mr. Merk has been promoted to run the new IPS business. He joined Nordson in 1994 within our Japanese subsidiary, Nordson KK. Mr. Merk’s focus on customers, commitment to new product innovation, and proven growth track record led to roles of increasing responsibility, including management of Asia and Latin America regions and various product lines within the ADS business, where he most recently served as Executive Vice President.

Advanced Technology Solutions (ATS)

The ATS business integrates our proprietary product technologies found in progressive stages of a customer’s production processes, such as surface treatment, precisely controlled dispensing of material and post-dispense test and inspection to ensure quality. This business also includes single-use plastic molded syringes, cartridges, tips, fluid connection components, tubing, balloons and catheters that are used to dispense or control fluids in production processes or within customers’ end products. ATS predominantly serves customers in the electronics, medical and general industrial end markets. In fiscal 2019, this business had revenues of approximately $986 million.

Mr. Pembroke has been promoted to lead the ATS business. Since joining Nordson in 2005, he has demonstrated expertise in driving growth in a variety of Nordson businesses within ICS, ADS and ATS. He’s also been a pioneer in building the Nordson MEDICAL acquisition strategy, as well as Nordson’s growth and innovation platform.

Commented Nagarajan, “Since I joined Nordson in August 2019, I have been impressed by our people. We have many talented leaders, who are passionate about serving the customer by delivering market leading precision technologies. Throughout their tenure, Greg and Jeff have consistently demonstrated this passion and delivered results, and they also are committed to driving improvements that will secure the long-term future of Nordson. They will be critical partners in ensuring Nordson’s profitable growth and driving the successful adoption of our enhanced Nordson Business System growth framework throughout their businesses.”

The company expects to align its financial reporting with this new structure.

The company also announced the promotion of Stephen P. Lovass to lead a newly formed Strategy and Corporate Development Group.

Nagarajan continued, “One of the company’s most significant opportunities for growth lies in diversifying our business portfolio through acquisitions. As we move forward, we will continue to stay focused on what makes Nordson special – creating superior value for our customers through precision technology. To deepen this focus, Stephen Lovass now will be responsible for enhancing our strategic planning process, accelerating our growth through acquisitions, and improving new business integration through our enhanced Nordson Business System.”

Mr. Lovass joined Nordson in 2016 and most recently served as Executive Vice President of the ICS segment. Prior to joining Nordson, Mr. Lovass served as president for one of the global sensors and controls businesses at Danaher Corporation (NYSE: DHR), a $21 billion Fortune 200 diversified science and technology company. Mr. Lovass has held senior roles in strategic planning and general management based in the United States, Europe, and Asia.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 35 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

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